Draft 7/30/07
                                                    For Discussion Purposes Only




                              INVESTMENT AGREEMENT

                                  by and among

  BALLY TOTAL FITNESS HOLDING CORPORATION, as debtor and debtor-in-possession,

                                       and

               HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD., and

            HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.,

                                  as Investors


                           Dated as of July [o], 2007

                                TABLE OF CONTENTS

                                                                            Page
                                    ARTICLE I

DEFINITIONS....................................................................1
Section 1.1    Definitions.....................................................1

                                   ARTICLE II
PURCHASE AND SALE OF SHARES....................................................9
Section 2.1    Issuance and Sale of New Investor Shares........................9
Section 2.2    Payment of the New Investor Share Purchase Price................9
Section 2.3    Investor Share Notice...........................................9

                                   ARTICLE III
THE CLOSING...................................................................10
Section 3.1    The Closing....................................................10
Section 3.2    Deliveries.....................................................10

                                   ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................................11
Section 4.1    Organization...................................................11
Section 4.2    Due Authorization, Execution and Delivery; Enforceability......11
Section 4.3    Capitalization.................................................11
Section 4.4    Consents.......................................................11
Section 4.5    No Conflicts...................................................12
Section 4.6    No Registration................................................12
Section 4.7    Financial Statements...........................................12
Section 4.8    No Fiduciary Representation....................................12
Section 4.9    Title to Property..............................................13
Section 4.10   Litigation.....................................................13
Section 4.11   ERISA..........................................................13
Section 4.12   Copyrights, Patents, Trademarks and Licenses, etc..............13
Section 4.13   Environmental..................................................13
Section 4.14   Compliance with Laws...........................................14

                                    ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE INVESTORS...............................14
Section 5.1    Organization...................................................15
Section 5.2    Due Authorization..............................................15
Section 5.3    Consents and Approvals.........................................15
Section 5.4    No Violations..................................................15
Section 5.5    Financing......................................................16
Section 5.6    Investment Representations.....................................16
Section 5.7    [Dollar Revenues...............................................16

                                   ARTICLE VI
COVENANTS.....................................................................16
Section 6.1    Conduct of Business Pending the Closing........................16
Section 6.2    No Solicitation of Alternative Proposals.......................19
Section 6.3    Cooperation; Access to Information.............................21
Section 6.4    HSR Act........................................................22
Section 6.5    Further Actions; Reasonable Efforts............................22
Section 6.6    Use of Proceeds................................................23
Section 6.7    Notification of Certain Matters................................23
Section 6.8    Compliance with Other Agreements...............................23
Section 6.9    Information....................................................23
Section 6.10   Assumption of Agreement........................................23

                                   ARTICLE VII
CONDITIONS....................................................................24
Section 7.1    Conditions to the Obligations of the Investors.................24
Section 7.2    Conditions to the Obligations of the Company...................25

                                  ARTICLE VIII
TERMINATION; BREAK-UP FEE; FEES AND EXPENSES..................................25
Section 8.1    Termination....................................................25
Section 8.2    Break-Up Fee; Fees and Expenses................................27

                                   ARTICLE IX
INDEMNIFICATION...............................................................28
Section 9.1    Indemnification................................................28
Section 9.2    Notice; Assumed Defense........................................29
Section 9.3    Settlements....................................................29
Section 9.4    Limitation on Liability........................................30

                                    ARTICLE X
SUBSIDIARY GUARANTEE..........................................................30
Section 10.1   Guarantee......................................................30

                                   ARTICLE XI
MISCELLANEOUS.................................................................30
Section 11.1   Certain Matters................................................30
Section 11.2   Governing Law..................................................30
Section 11.3   Jurisdiction; Forum; Service of Process; Waiver of Jury Trial..30
Section 11.4   Successors and Assigns.........................................31
Section 11.5   Entire Agreement; Amendment....................................31
Section 11.6   Notices........................................................31
Section 11.7   Delays or Omissions............................................32
Section 11.8   Several Obligations of Investors...............................33
Section 11.9   Counterparts...................................................33
Section 11.10  Severability...................................................33
Section 11.11  Construction...................................................33
Section 11.12  Headings.......................................................33
Section 11.13  Public Announcement............................................33

Exhibits
Exhibit A - Amended Plan of Reorganization
Exhibit B - Form of Investor Share Notice
Exhibit C - Subsidiary Guarantors
Exhibit D - Certain Financing Terms

Schedules
Company Disclosure Schedule
Investors Disclosure Schedule

                              INVESTMENT AGREEMENT

          This INVESTMENT AGREEMENT (as it may be amended, restated, supplemented or otherwise modified from time to time, this "Agreement") is made as of July __, 2007, by and among Bally Total Fitness Holding Corporation, a Delaware corporation, in its capacity as debtor and debtor in possession (the "Company"), the subsidiary guarantors set forth in Exhibit C hereto (the "Subsidiary Guarantors"), as guarantors, and Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (collectively, including any affiliates thereof, the "Investors").

                                    RECITALS

          WHEREAS, the Company and certain of its direct and indirect subsidiaries (as more particularly defined in the Plan (as defined below), the "Debtors") intend to file chapter 11 petitions under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. ss.ss. 101-1330 (as amended, the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") in order to effectuate a financial and corporate restructuring of the Debtors through the Plan (such chapter 11 cases, as more particularly defined in the Plan, the "Chapter 11 Cases");

          WHEREAS, the Company desires to undertake the Restructuring (as hereinafter defined) in accordance with the Plan (as hereinafter defined);

          WHEREAS, in connection with the Restructuring, the Investors desire to make a significant new investment in Reorganized Bally (as hereinafter defined) in exchange for newly issued equity of Reorganized Bally;

          WHEREAS, to implement such investment, the Investors desire to acquire from the Reorganized Bally, and the Company desires to issue to the Investors, upon the terms and subject to the conditions set forth herein, the New Investor Shares (as hereinafter defined);

          NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

          Section 1.1 Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

          "Action" shall mean any litigation, suit, claim, action, administrative, arbitral or other proceeding, inquiry, audit, hearing, petition, grievance, complaint, challenge or governmental or regulatory investigation.

          "Affiliate" shall have the meaning ascribed thereto in Rule 12b-2 promulgated under the Exchange Act. For the purposes of this Agreement, the Company and its subsidiaries shall not be deemed to be Affiliates of Harbinger, and Harbinger shall not be deemed to be Affiliates of the Company and its subsidiaries.

          "Agreement" shall have the meaning ascribed thereto in the Preamble.

          "Alternative Proposal" shall have the meaning ascribed thereto in
Section 6.2.

          "Assumed Contract" shall mean any contract of the Debtors that is not set forth on Exhibit E to the Plan, as amended from time to time.

          "Assumption Orders" shall mean the order or orders entered by the Bankruptcy Court (which may include the Confirmation Order) approving the assumption of the Assumed Contracts, in form and substance reasonably satisfactory to the Investors.

          "Bankruptcy Code" shall have the meaning ascribed thereto in the Recitals.

          "Bankruptcy Court" shall have the meaning ascribed thereto in the Recitals.

          "Board of Directors" shall mean the Board of Directors of the Company (or Reorganized Bally, as the case may be).

          "Break-Up Fee" shall have the meaning ascribed thereto in Section 8.2(a).

          "Business Day" shall mean any day excluding Saturday, Sunday, or any other day on which banking institutions located in New York, New York are required or authorized to be closed.

          "Business Plan" shall mean that 2007-2011 business plan of the Company, dated June 27, 2007.

          "Cash Collateral Order" shall mean, collectively, (i) any and all cash collateral orders entered by the Bankruptcy Court in any of the Chapter 11 Cases with respect to the use of cash collateral pursuant the Old Credit Agreement or
(ii) any other cash collateral order entered by the Bankruptcy Court in any of the Chapter 11 Cases, which, with respect to each of (i) and (ii), shall be reasonably acceptable to the Investors.

          "Chapter 11 Cases" shall have the meaning ascribed thereto in the Recitals.

          "Closing" shall have the meaning ascribed thereto in Section 3.1.

          "Closing Date" shall have the meaning ascribed thereto in Section 3.1.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Company" shall have the meaning ascribed thereto in the Preamble.

          "Company Disclosure Schedule" shall have the meaning ascribed thereto in Article IV.

          "Company Securities" shall mean (x) shares of capital stock or other voting securities of the Company, (y) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of the Company or (z) options (including cash settlement options), warrants or other rights to acquire shares of capital stock or other voting securities of the Company.

          "Confirmation Order" shall mean an order entered by the Bankruptcy Court in the Chapter 11 Cases confirming the Plan pursuant to Section 1129 of the Bankruptcy Code, which order shall include orders of the Bankruptcy Court that have the effect, except as contemplated by the Plan, of vesting all licenses, permits, authorizations, registrations and other governmental or regulatory requirements to conduct the business of the Debtors in the Reorganized Debtors without any further action, filing, notice, declaration or registration by them, and which shall find that the Investors have acted in good faith in connection with the Chapter 11 Cases and the Plan, and which shall otherwise be in form and substance reasonably acceptable to the Investors.

          "Debtors" shall have the meaning ascribed thereto in the Recitals.

          "DIP Loan Facility" shall have the meaning ascribed thereto in the Plan, as it may be amended, restated, supplemented and otherwise modified from time to time in accordance with the terms thereof and with the consent of the Investors.

          "Disclosure Statement" shall mean the disclosure statement that will be filed in connection with the Plan in the Chapter 11 Cases, as amended.

          "Effective Date" shall have the meaning ascribed thereto in the Plan.

          "Employee Benefit Plan" shall mean, at any date, any employee pension benefit plan (as defined in Section 3(2) of ERISA) which is subject to Title IV of ERISA (other than a Multiemployer Plan) and to which Borrower or any ERISA Affiliate may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA

          "Encumbrance" shall mean any lien, encumbrance, security interest, option, pledge, mortgage, deed of trust, hypothecation, conditional sale or restriction on transfer of title or voting, whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities laws.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

          "ERISA Affiliate" means any corporation, trade or business that is, along with Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414 of the Code or Section 4001 of ERISA.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Exchange Act shall include reference to the comparable section, if any, of such successor federal statute.

          "Excluded Parties" shall mean each of Anschutz Investment Company, Goldman, Sachs & Co., Special Value Opportunities Fund, LLC, Special Value Expansion Fund, LLC, Special Value Continuation Partners, LP and Tennenbaum Opportunities Partners V, LP.

          "Expenses" shall have the meaning ascribed thereto in Section 8.2(b).

          "GAAP" shall mean generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

          "Governmental Entity" shall mean any supranational, national, foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority.

          "Governmental Requirement" shall mean all consents, approvals, authorizations of, declarations, filings, or registrations with, any Governmental Entity required to be made or obtained by either the Company or any of its subsidiaries in connection with the execution, delivery, and performance of this Agreement or any of the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, (i) the filing of a new or amended and restated certificate of incorporation, or other applicable organizational filings, for one or more of the Reorganized Debtors with the Secretary of State (or similar state authority) of such Reorganized Debtor's state of incorporation or organization, (ii) any required filings (and expiration of applicable waiting periods) under the HSR Act, and (iii) the Confirmation Order.

          "Hazardous Materials" means any (i) "hazardous substance" or "toxic substances," as those terms are defined by the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C. ss. 9601 et seq. and the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1802, all as amended or hereafter amended; (ii) "hazardous waste", as defined by the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. ss. 6901 et seq., as amended or hereafter amended; (iii) pollutant or contaminant or hazardous, dangerous or toxic chemical, material, or substance within the meaning of any other applicable federal, state or local law, regulation, ordinance, or requirement (including consent decrees and administrative orders) relating to protection of health, safety or the environment, as amended or hereafter amended; (iv) crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (v) any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. ss. 2011 et seq., as amended or hereafter amended; (vi) asbestos or asbestos containing material ("ACM") in any form or condition and (vii) polychlorinated biphenyls ("PCBs") or substances or compounds containing PCBs.

          "Hazardous Materials Laws" means any federal, state or local statute, regulation, ordinance or other legal requirement (including consent decrees and administrative orders) relating to protection of health, safety or environment, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss. 9601 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. ss. 6901 et seq.; the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; the Clean Water Act, 33 U.S.C. ss. 1251 et seq.; the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. ss. 651 et seq.; the Toxic Substances Control Act ("TSCA"), 15 U.S.C. ss. 2601 et seq.; any similar state or local laws; any regulations promulgated pursuant to any of the foregoing; and all of the foregoing as amended or hereafter amended.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Intellectual Property" shall mean collectively, all rights, priorities and privileges of the Company or any of its subsidiaries relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses and trade secrets and all rights to sue at law or in equity or any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

          "Investment" shall have the meaning ascribed thereto in Section 2.2.

          "Investors" shall have the meaning ascribed thereto in the Preamble.

          "Investors Disclosure Schedule" shall have the meaning ascribed thereto in Article V.

          "Investor Share Notice" shall have the meaning ascribed thereto in
Section 2.6.

          "Knowledge" of the Company shall mean the knowledge, after due inquiry, of any of the Persons identified on Section 1.1 of the Company Disclosure Schedule, such Persons to be mutually agreed to by the parties hereto.

          "Law" shall mean any law, statute, ordinance, rule, regulation, order, judgment, decree or body of law of any Governmental Entity.

          "Liberation" shall mean Liberation Investments, L.P. and Liberation Investments, Ltd.

          "Material Adverse Effect" shall mean, when used in connection with the Debtors, the Company or Reorganized Bally, any change, effect, event, condition, circumstance, occurrence or development that is, or is reasonably likely to be, materially adverse to the business, property, assets, liabilities, operations, results of operations or condition, financial or otherwise, of the Debtors or which materially impair, or would be reasonably likely to materially impair, the ability of the Debtors and the Company (taken as a whole) or Reorganized Bally to perform its obligations under this Agreement or have a materially adverse effect on or prevent or materially delay the consummation of the transactions contemplated by this Agreement, taken as a whole, other than (i) any effect directly resulting from the public announcement of and compliance with the terms and conditions of this Agreement or the transactions contemplated hereby (including, without limitation, the commencement of chapter 11 bankruptcy cases for Bally and the consequences thereof), (ii) any effect that results from events, circumstances or situations affecting the fitness industry and/or the United States economy generally, so long as such effect does not disproportionately affect the Debtors or the Company, (iii) any effect that results from events, circumstances or situations affecting general worldwide economic or capital market conditions, including acts of war, acts of terrorism or natural disasters, so long as such effect does not disproportionately affect the Debtors or the Company, or (iv) any changes in the Company's financial condition reflected in the Updated Financial Information.

          "Material Contract" shall mean any of the following, other than in connection with the purchase of inventory in the Ordinary Course of Business:
(i) any (x) lease for real property, or (y) lease for personal property, in each case, which requires aggregate payments by the Debtors of $500,000 or more in any calendar year; (ii) any contract for the purchase of materials, supplies, goods, services, equipment or other assets that has a term of at least one year following the Closing and which requires aggregate payments by the Debtors of $2,000,000 or more in any calendar year; (iii) any contract that requires annual aggregate payments by the Debtors after Closing of $2,000,000 or more; (iv) any sales, distribution or other similar contracts not entered into in the Ordinary Course of Business providing for the sale by the Debtors of materials, supplies, goods, services, equipment or other assets that requires annual aggregate payments after Closing of $2,000,000 or more; (v) any partnership, joint venture or other similar contract to which any of the Debtors is a party; (vi) any employment agreements or amendments to employment agreements pursuant to which any employee will receive over $750,000 in either cash or securities; or (vii) any other contract, the loss of which would be reasonably likely to result in a Material Adverse Effect.

          "Multiemployer Plan" has the meaning ascribed to it in Section 3(37) of ERISA.

          "New Common Shares" shall mean shares of New Common Stock.

          "New Common Stock" shall have the meaning ascribed thereto in the Plan.

          "New Credit Agreement" shall have the meaning ascribed thereto in the Plan.

          "New Investor Purchase Price" shall have the meaning ascribed thereto in Section 2.2.

          "New Investor Shares" shall mean New Common Shares to be issued by Reorganized Bally to the Investors under the Plan and as provided in Article II hereto.

          "Old Credit Agreement" shall mean that certain Amended and Restated Credit Agreement, dated as of October 16, 2006, by and among, Bally Total Fitness Holding Corporation, as Borrower, the several banks and other financial institutions parties thereto, JPMorgan Chase Bank, N.A., as Agent, and Morgan Stanley Senior Funding, Inc., as Syndication Agent.

          "Ordinary Course of Business" shall mean the ordinary course of business of the Debtors consistent with past custom and practice as of the date hereof (including with respect to frequency and amount).

          "Permitted Encumbrances" shall mean any Encumbrance (i) permitted under the DIP Loan Facility or the Old Credit Agreement, as the case may be;
(ii) included in the definition of "Permitted Encumbrance" in the Old Credit Agreement; and (iii) arising in the Ordinary Course of Business that are not incurred in connection with the borrowing of money and that would not materially interfere with the conduct of the business of the Company or any of its subsidiaries.

          "Person" shall mean any individual, firm, corporation, limited liability company, partnership, company, trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

          "Petition Date" shall mean the date on which the Debtors file voluntary petitions for reorganization relief in the Chapter 11 Cases under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

          "Plan" shall mean the amended plan of reorganization to be filed by the Company with the Bankruptcy Court on or about the date of this Agreement, in substantially the form attached hereto as Exhibit A and with such further changes as may be reasonably acceptable to the Debtors and the Investors, together with all schedules and exhibits thereto.

          "Plan Support Parties" shall mean Liberation and the Excluded Parties.

          "Prepetition Management Incentive Plan" shall have the meaning ascribed thereto in the Plan.

          "Representatives" shall, with respect to any Person, mean the directors, officers, employees, representatives, agents and advisors (including any investment banker, financial advisor, attorney, accountant or other representative retained by any of them or acting on their behalf) of such Person.

          "Required Consent" shall mean any consent under an Assumed Contract required so that the execution, delivery and/or performance by the Company of this Agreement, the consummation of the transactions contemplated by this Agreement, and the assumption and/or continued enforcement thereof by the Company or a subsidiary or any of the Reorganized Debtors will not result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, such Assumed Contract, or result in the creation of a Encumbrance, other than a Permitted Encumbrance, on any property or asset of the Company or any subsidiary except where the failure to obtain any such consent or consents would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For all purposes of this Agreement, the Company or any subsidiary shall be deemed to have obtained a Required Consent if, and to the extent that, pursuant to the Plan, the Confirmation Order and/or the Assumption Orders the Company (or the applicable subsidiary) is authorized to assume the Assumed Contracts pursuant to section 365 of the Bankruptcy Code.

          "Reorganized Bally" shall mean the Reorganized Debtor whose New Common Shares will be issued pursuant to the Plan.

          "Reorganized Debtors" shall mean the entities, which may include one or more new holding companies and operating companies to be formed pursuant to the Plan, that will carry out the business of the Company and its subsidiaries upon emergence from bankruptcy under chapter 11 of the Bankruptcy Code.

          "Restructuring" shall mean the consummation of the financial restructuring of the Company and its subsidiaries contemplated under the Plan to occur on the Effective Date.

          "Restructuring Support Agreements" shall mean, collectively, (i) that certain Restructuring Support Agreement, dated as of the date hereof, by and among the Debtors, the Investors and Liberation, and (ii) that certain Restructuring Support Agreement, dated as of the date hereof, by and among the Debtors, the Investors and the Plan Support Parties.

          "SEC" shall mean the United States Securities and Exchange Commission and any successor Governmental Entity.

          "SEC Reports" shall mean any and all proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any other documents filed by the Company under the Exchange Act.

          "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Act shall include reference to the comparable section, if any, of such successor federal statute.

          "Significant Subsidiary" shall have the meaning assigned to it under Rule 1-02 of Regulation S-X promulgated under the Exchange Act.

          "Subscription Payment Date" shall have the meaning ascribed thereto in the Plan.

          "subsidiary" of any Person means, on any date, any Person (i) the accounts of which would be consolidated with and into those of the applicable Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (ii) of which securities or other ownership interests representing more than fifty percent of the equity or more than fifty percent of the ordinary voting power or, in the case of a partnership, more than fifty percent of the general partnership interests or more than fifty percent of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person.

          "Subsidiary Guarantors" shall have the meaning ascribed thereto in the Preamble.

          "Superior Proposal" shall have the meaning ascribed thereto in Section 6.2.

          "Tax" shall mean all taxes of any kind, charges, fees, customs, duties, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, ad valorem, value added, transfer, gains, franchise, profits, inventory, net worth, capital stock, asset, sales, use, license, estimated withholding, payroll, transaction, capital, employment, social security, workers compensation, unemployment, excise, any interest and any penalties, additions to tax or additional amounts, imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of Taxes.

          "Tax Return" shall mean all returns, declarations, reports, forms, estimates, information returns and statements required to be filed in respect of any Taxes or to be supplied to a taxing authority in connection with any Taxes.

          "Tennenbaum" shall mean Tennenbaum Opportunities Partners V, LP.

          "Transaction Documents" shall mean this Agreement, the Restructuring Support Agreements and all other contracts, agreements, schedules, certificates, orders and other documents being executed and delivered by the parties hereto pursuant to or in connection with this Agreement.

          "Updated Financial Information" shall mean the updated financial information of the Company dated May 3, 2007 or June 13, 2007, which has previously been delivered to representatives of the Investors.

          "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended from time to time.

                                   ARTICLE II
                           PURCHASE AND SALE OF SHARES

          Section 2.1 Issuance and Sale of New Investor Shares. Upon the terms and subject to the conditions set forth herein, including that the Effective Date of the Plan will occur contemporaneously with the Closing Date, Reorganized Bally agrees to issue, sell and deliver to the Investors and the Investors agree, severally and not jointly, to acquire from Reorganized Bally the number of New Investor Shares to be set forth in the Investor Share Notice, the total number of such New Investor Shares to equal 100% of the New Common Shares (subject only to dilution with respect to the Prepetition Management Incentive
Plan), to be authorized, issued and outstanding by Reorganized Bally on the Closing Date in exchange for the payment of the New Investor Purchase Price.

          Section 2.2 Payment of the New Investor Share Purchase Price. The aggregate purchase price for the New Investor Shares will be $228.5 million (the "New Investor Share Purchase Price"). At the Closing, in consideration of the issuance of the New Investor Shares to the Investors pursuant to Section 2.1, each Investor shall pay to Reorganized Bally the portion of the New Investor Share Purchase Price set forth in the Investor Share Notice, payable in cash by wire transfer of immediately available funds to an account designated in writing by the Debtors at least three (3) Business Days prior to the Closing Date. The payment of the consideration set forth in this Section 2.2, in whole or in part, shall sometimes be referred to herein as the "Investment."

          Section 2.3 Investor Share Notice. No later than two (2) Business Days prior to the Closing, the Investors shall deliver a written notice to the Company specifying the number of New Investor Shares to be issued to each Investors, substantially in the form attached hereto as Exhibit B (the "Investor Share Notice").

                                   ARTICLE III
                                   THE CLOSING

          Section 3.1 The Closing. The closing of the purchase and sale of the New Investor Shares hereunder and the other transactions contemplated hereby (the "Closing") shall take place at the offices of _________________, located at _________________, at a date (the "Closing Date") and time to be mutually agreed upon by the Company and the Investors, which shall be a date that is at least three (3) Business Days but no more than ten (10) Business Days after the date following the satisfaction (or waiver by the Investors and/or the Company, as appropriate) of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions); provided, however, that in the event the Company and the Investors are not able mutually to agree on a Closing Date in accordance with the immediately preceding clause, the parties agree that the Closing Date shall be on the tenth (10th) Business Day following the satisfaction or waiver of all the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions); and provided, further, that the Closing Date shall be the same date as the Effective Date of the Plan. At the Closing and subject to the terms and conditions hereof, the acquisition of equity contemplated by Article II hereof shall be deemed to have occurred

          Section 3.2 Deliveries. At the Closing:

          (a) Reorganized Bally shall deliver certificates to each Investor, evidencing the aggregate number of New Investor Shares (as set forth in the Investor Share Notice) being indefeasibly issued to each such Investor herewith and registered in the name of such Investor or, to the extent designated by such Investor to the Debtors at least three (3) Business Days prior to the Closing Date, to an Affiliate thereof, as its nominee or designee (with the individual certificates in such amounts as the each Investor shall specify to Debtors at least three (3) Business Days prior to the Closing Date);

          (b) The Investors shall pay to Reorganized Bally the New Investor Purchase Price;

          (c) To the extent not previously executed and/or delivered, the Company (and/or Reorganized Bally, as the case may be) shall execute and/or deliver, or cause to be executed and/or delivered, to the Investors (i) each of the Transaction Documents and any other document, certificate or other instrument required to be executed and/or delivered by the Company (and/or Reorganized Bally, as the case may be) under this Agreement, and (ii) a certificate, dated as of the Closing Date and signed by the Senior Vice President, Secretary and General Counsel of the Company, certifying as to the matters set forth in Section 7.1(g).

          (d) To the extent not previously executed and/or delivered, each Investor shall execute and/or deliver, or cause to be executed and/or delivered, to the Company (or Reorganized Bally, as the case may be) (i) each of the Transaction Documents and any other document, certificate or other instrument required to be executed and/or delivered by such Investor under this Agreement, and (ii) a certificate, dated as of the Closing Date and signed by such Investor, certifying as to the matters set forth in Section 7.2(e).

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as specifically set forth in the disclosure schedule prepared and signed by the Company (the "Company Disclosure Schedule") and delivered to the Investors simultaneously with the execution and delivery hereof, the Company represents and warrants to each Investor that all of the statements contained in this Article IV are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date).

          Section 4.1 Organization.

          (a) Each of the Company and its Significant Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

          (b) Each of the Company and its subsidiaries (i) is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification or license necessary, except where any such failure to be so qualified or licensed, individually in the aggregate, would not result in a Material Adverse Effect; and (ii) has all corporate power and authority to own and operate its properties, to lease the property it operates under lease and to conduct its business, except where any such failure to own and/or operate, individually in the aggregate, would not result in a Material Adverse Effect.

          Section 4.2 Due Authorization, Execution and Delivery; Enforceability. The Company has the requisite corporate power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents and, subject to the Governmental Requirements, to perform its obligations hereunder, including the issuance of the New Investor Shares, and has taken all necessary corporate action required for the due authorization, execution, delivery and, subject to the Governmental Requirements, performance by it of this Agreement and the other Transaction Documents. Subject to the Governmental Requirements, this Agreement constitutes the legally valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

          Section 4.3 Capitalization. Except as disclosed in the SEC Reports, as of the Closing Date all issued and outstanding capital stock or other ownership interests of each subsidiary will be owned by the Company or a wholly-owned subsidiary free and clear of any Encumbrance other than Permitted Encumbrances. At the Closing, all of the outstanding shares of capital stock each of the Company's subsidiaries will be duly authorized and validly issued, fully paid and non-assessable.

          Section 4.4 Consents. Subject to, and after giving effect to, the Governmental Requirements, none of the execution, delivery or performance of this Agreement and the other Transaction Documents by the Company, including the issuance of the New Investor Shares by it, will require any consent of, authorization by, exemption from, filing with, or notice to any Governmental Entity or any other Person, other than any authorization pursuant to Section 365 of the Bankruptcy Code in accordance with the Plan, the Confirmation Order and/or the Assumption Order.

          Section 4.5 No Conflicts. Except for, and after giving effect to, the Governmental Requirements, and subject to the occurrence of the Effective Date, the execution, delivery and performance of this Agreement by the Company, including the issuance of the New Investor Shares, and the consummation of the transactions contemplated hereby, will not (a) conflict with or result in any breach of any provision of its certificate of incorporation or bylaws as in effect on the Effective Date, (b) conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any material agreement, lease, mortgage, license, indenture, instrument or other contract to which it or any of its subsidiaries is a party or by which any of its or any of its subsidiaries' properties or assets are bound as in effect on the Effective Date, or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, federal and state securities laws and regulations) applicable to it or any of its subsidiaries or by which any of its or its subsidiaries' properties or assets are bound or affected as in effect on the Effective Date, except in the case of clauses (b) and (c), as would not, individually or in the aggregate, result in a Material Adverse Effect.

          Section 4.6 No Registration. Assuming the accuracy of the representations and warranties of the Investors set forth in this Agreement, no registration of the New Investor Shares under the Securities Act is required for the purchase of the New Investor Shares by the Investors in the manner contemplated by this Agreement.

          Section 4.7 Financial Statements. The Company has heretofore delivered to the Investors an unaudited consolidated balance sheet as of March 31, 2007 (the "First Quarter 2007 Balance Sheet"). The First Quarter 2007 Balance Sheet was prepared in conformity with GAAP (except as provided below in this Section 4.7), is complete and correct in all material respects and fairly presents in all material respects the assets and liabilities of the Company and its subsidiaries as of March 31, 2007; provided, however, that the Investors acknowledge that (i) the Company's method of recognition of deferred revenue is uncertain as of the date hereof and may not have been conducted in accordance with GAAP and (ii) the Company's reserves in respect of worker's compensation, general liability and health insurance as reflected on the First Quarter 2007 Balance Sheet do not include the Company's estimates of potential recoveries for such liabilities. Except as described in this Section 4.7, neither the Company nor any of its subsidiaries has any contingent obligation, contingent liability, or liability for taxes, long term lease or unusual forward of long term commitment or other material liability, liquidated or unliquidated, that could reasonably be expected to have a Material Adverse Effect and is not reflected on the First Quarter 2007 Balance Sheet.

          Section 4.8 No Fiduciary Representation. Notwithstanding anything herein to the contrary, the Company acknowledges and agrees that (a) the transactions contemplated hereby are arm's length commercial transactions between the Company, on the one hand, and the Investors, on the other, (b) in connection therewith and with the processes leading to such transactions, each Investor is acting solely as a principal and not the agent or fiduciary of the Company or its debtor estate, (c) no Investor has assumed an advisory or fiduciary responsibility in favor of the Company or its debtor estate with respect to any legal, tax, investment, accounting, regulatory or other matters involving the transactions contemplated herein or the processes leading thereto (irrespective of whether such Investor has advised or is currently advising the Company on other matters), and (d) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate. The Company agrees that it will not claim that any Investor has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company or its shareholders or estate, in connection with the transactions contemplated herein or the processes leading thereto.

          Section 4.9 Title to Property. The Company and its subsidiaries have good title to their respective owned personal properties and assets, and good and marketable title to their respective owned real properties which, in each case are necessary to the conduct of its business, free and clear of all Encumbrances, except for Permitted Encumbrances on such properties and assets, except where the failure to have such title does not, or would not reasonably to, have a Material Adverse Effect. The execution, delivery or performance of this Agreement and the other Transaction Documents will not result in the creation of any Encumbrance.

          Section 4.10 Litigation. Except as disclosed on Section 4.10 of the Company Disclosure Schedule, there are no suits, proceedings, claims or disputes pending or, to the knowledge of the Company, threatened in writing against or affecting the Company or any subsidiary or their respective property, which have a reasonable likelihood of adverse determination and such determination could reasonably be expected to have a Material Adverse Effect.

          Section 4.11 ERISA. Except as would not have, or reasonably be expected to have, a Material Adverse Effect, (i) each Employee Benefit Plan is in compliance in all respects with the applicable provisions of ERISA, the Code and any other applicable federal or state law, and (ii) except as listed on
Section 4.11 of the Company Disclosure Schedule no event or condition is occurring nor is there any present intent to cause any such event or condition to occur with respect to any Employee Benefit Plan. The Company is not a party to any Multiemployer Plan.

          Section 4.12 Copyrights, Patents, Trademarks and Licenses, etc. Except as disclosed in Section 4.12 of the Company Disclosure Schedule, the Company and its subsidiaries own or are licensed or otherwise have the right to use all of the Intellectual Property that is reasonably necessary for the operations of their respective businesses as currently conducted, without material conflict with the rights of any other Person with respect thereto, except where the failure to be in compliance with this sentence would not have a Material Adverse Effect. To the best knowledge of the Company, except as would not have a Material Adverse Effect, (i) no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any of its Subsidiaries infringes upon any rights obtained by any other Person, and (ii) no claim or litigation regarding any of the foregoing is pending or threatened in writing.

          Section 4.13 Environmental. As of the Closing Date:

          (a) except as disclosed on Section 4.13(a) of the Company Disclosure Schedule, the property, assets and operations of the Company and its subsidiaries comply in all material respects with all applicable Hazardous Materials Laws and all governmental permits required thereunder relating to the use and/or operation thereof (except in each case to the extent that failure to comply with such Hazardous Materials Laws or applicable permits would not reasonably be expected to have a Material Adverse Effect);

          (b) to the knowledge of the Company, (i) none of the real properties currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or any subsidiary (including groundwater under such real properties) (the "Properties")of the Company and its subsidiaries related thereto, is the subject of federal or state investigation mandating any remedial action, involving expenditures, which is needed to respond to a release of any Hazardous Materials into the environment where such expenditures could reasonably be expected to have a Material Adverse Effect, (ii) there are no underground storage tanks present on or under any of the Properties the presence of which could reasonably be expected to have a Material Adverse Effect, and
(iii) there are no pending or threatened in writing: (A) actions or proceedings from any governmental agency or any other person or entity regarding the disposal of Hazardous Materials, or regarding any Hazardous Materials Laws or evaluation, or (B) liens or governmental actions, notices of violations, notices of noncompliance or other proceedings of any kind relating to any of the Hazardous Materials Laws with respect to the Properties where such actions, proceedings or liens could reasonably be expected to have a Material Adverse Effect; and

          (c) neither the Company nor any of its subsidiaries has any liability in connection with any release of any Hazardous Materials into the environment, except where such liability would not have, or reasonably be expected to have, a Material Adverse Effect.

          Section 4.14 Compliance with Laws. Except as set forth in Section 4.14 of the Company Disclosure Schedule, the Company and its subsidiaries are in compliance in all material respects with all Laws, and neither the Company nor any of its subsidiaries has received any notice of any such alleged material violation of Law, in each case, except where such failures to comply or violations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its subsidiaries hold all licenses, franchises, permits, consents, registrations, certificates, and other material governmental or regulatory permits, authorizations or approvals necessary or required for the operation of the business as presently conducted and for the ownership, lease or operation of the assets of the Company and its subsidiaries ("Material Licenses and Permits"), except for failures to hold or have such Material Licenses and Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

          Except as specifically set forth in the disclosure schedules prepared and signed by the respective Investors (collectively, the "Investors Disclosure Schedule") and delivered to the Company simultaneously with the execution and delivery hereof, each Investor, severally and not jointly, hereby represents and warrants to the Company that all of the statements contained in this Article V are true and correct with respect to itself as of the date of this Agreement (or, if made as of a specified date, as of such date) and shall be true and correct with respect to itself as of the Closing Date (or, if made as of a specified date, as of such date).

          Section 5.1 Organization. Such Investor is a corporation or other legal entity duly organized, validly existing and (in the jurisdictions recognizing the concept) in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted.

          Section 5.2 Due Authorization.

          (a) Such Investor has all right, power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof applicable to such Investor.

          (b) The execution, delivery and performance by such Investor of this Agreement and each of the other Transaction Documents to which it is a party, the compliance by such Investor with each of the provisions of this Agreement and each of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, are within the power and authority of such Investor, have been duly authorized and approved by the requisite actions of such Investor and do not require any further authorization or consent of such Investor or its beneficial owners. This Agreement is the legal, valid and binding agreement of such Investor, enforceable against such Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws from time to time affecting the enforcement of creditors' rights generally.

          Section 5.3 Consents and Approvals. To the knowledge of such Investor, no consent, approval, or authorization of, declaration, filing, or registration with, any Governmental Entity is required to be made or obtained by it in connection with the execution, delivery, and performance of this Agreement or any of the other Transaction Documents contemplated hereby, except for the Governmental Requirements.

          Section 5.4 No Violations. Assuming that the Governmental Requirements and Required Consents will be satisfied, made or obtained and will remain in full force and effect and the conditions set forth in Article VII will be satisfied, neither the execution, delivery or performance by such Investor of this Agreement or any of the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, will:
(i) conflict with, or result in a breach or a violation of, any provision of the certificate of incorporation or bylaws or other organizational documents of such Investor or (ii) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance (other than any Permitted Encumbrance) or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under any Law or any provision of any agreement or other instrument to which such Investor is a party or pursuant to which such Investor or any of its respective assets or properties is subject, except for breaches, violations, defaults, Encumbrances (other than Permitted Encumbrances), or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration which, individually or in the aggregate, are not material and would not materially adversely affect the ability of such Investor to perform its obligations under this Agreement or any of the Transaction Documents.

          Section 5.5 Financing. Such Investor has, and at the Closing will have, available to it funds in amounts sufficient to pay its portion of the New Investor Share Purchase Price.

          Section 5.6 Investment Representations.

          (a) Such Investor understands that the New Investor Shares have not been registered under the Securities Act.

          (b) Such Investor has substantial experience in evaluating and investing in private placement transactions of securities so that it is capable of evaluating the merits and risks of its investment in Reorganized Bally and has the capacity to protect its own interests, and can afford the loss of its investment in the New Investor Shares.

          (c) Such Investor is acquiring its portion of the New Investor Shares for its own account for investment only, and not with a view towards their distribution. Such Investors agree that New Investor Shares may not be sold or transferred unless such New Investor Shares have subsequently been registered under the Securities Act or an exemption from registration is available and such shares are sold or otherwise transferred in accordance therewith.

          (d) Such Investor represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

          Section 5.7 [Dollar Revenues. None of the entities included within such Investor's ultimate parent entity (as such terms are understood under the HSR Act) derives any dollar revenues from operations in industries within the 6-digit NAICS industry code from which the Company derives dollar revenues, which 6-digit NAICS industry code are set forth on Section 5.7 of the Company Disclosure Schedule.]

                                   ARTICLE VI
                                    COVENANTS

          Section 6.1 Conduct of Business Pending the Closing. Except as otherwise expressly contemplated by this Agreement and the Plan or any of the other Transaction Documents or as consented to by the Investors in writing, such consent not to be unreasonably withheld or delayed, or as required by the Bankruptcy Code, during the period from the date of this Agreement through and including the Closing Date, the Company shall, and shall cause each of its subsidiaries and Affiliates to, (a) conduct its operations and business in the Ordinary Course of Business, including, without limitation, paying its vendors, trade creditors and other creditors, in a manner consistent with the Business Plan; (b) use commercially reasonable efforts to preserve intact its business relationships with third parties; and (c) confer with the Investors on operational matters of a material nature. The Company shall give the Investors prompt notice of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of
(i) any representation or warranty, whether made as of the date hereof or as of the Closing Date or (ii) any covenant of the Company in either case contained in this Agreement or any other Transaction Document. Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement and the Plan or any of the other Transaction Documents or as consented to by the Investors, such consent not to be unreasonably withheld or delayed, the Company shall not, and shall not permit any of its subsidiaries or Affiliates, to:

          (a) amend its charter, bylaws or other comparable organizational documents other than in accordance with this Agreement or as contemplated by the Plan;

          (b) acquire any "business", as defined in Rule 3-05(a)(2) of Regulation S-X (whether by merger, consolidation, purchase of assets or otherwise) or acquire any, or increase any existing, equity interest in any Person not a subsidiary (whether through a purchase of stock or other ownership interest, establishment of a joint venture or otherwise);

          (c) after the Petition Date, (i) assume pursuant to Section 365 of the Bankruptcy Code any contract set forth in Exhibit E to the Plan, or (ii) fail to promptly file and diligently prosecute a motion to reject pursuant to Section 365 of the Bankruptcy Code any contract designated in writing by any Investor for rejection, provided that such written designation is delivered no less than [__] days prior to the Debtors' scheduled confirmation hearing or any other deadline provided in the Plan or set by the Bankruptcy Court;

          (d) other than in the Ordinary Course of Business, enter into, amend or terminate any Material Contract;

          (e) adopt a plan of complete or partial liquidation, dissolution, merger (except for mergers between or among the Company and/or its subsidiaries), consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

          (f) change any material Tax, pension, regulatory or, except in accordance with GAAP or the suggestion of the Company's independent registered public accounting firm, financial accounting policies, procedures, practices, methods or principles used by it;

          (g) make, change or rescind any material Tax election; fail to duly and timely file any material Tax Return or other documents required to be filed with any Governmental Entity, subject to timely extensions permitted by applicable Law;

          (h) other than in the Ordinary Course of Business, extend the statute of limitations with respect to any Tax or settle or compromise any material federal, state, local or foreign Tax liability or audit;

          (i) (A) waive, release, assign, settle or compromise any pending or threatened Action (i) having an amount exceeding of $25,000 individually or $500,000 in the aggregate, (ii) which in any event relates to the transactions contemplated hereby, or (iii) is brought by any current, former or purported holder of any Company Securities in such capacity and such agreement, settlement or consent to judgment exceeds $100,000 in the aggregate, (B) enter into any waiver, release, assignment, settlement or compromise of any pending or threatened Action that does not (i) include an unconditional release of the Company, its subsidiaries and/or Reorganized Bally (as applicable) from all liability arising out of such proceeding and (ii) provide that the Company, its subsidiaries and/or Reorganized Bally (as applicable) does not admit any fault or guilt with respect to the subject matter of such Action, or (C) enter into any deferred prosecution agreement or agreement with any operational covenants;

          (j) enter into any agreement, settlement or consent to judgment with any Governmental Entity relating to any Action (i) with respect to Company Securities, (ii) that requires the payment of any monetary amount in excess of $100,000 in the aggregate, or (iii) that admits any fault or guilt;

          (k) take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" (each as defined in the WARN Act);

          (l) other than as set forth in the Plan, (i) establish, modify or increase, in any material respect, the benefits under, or promise to establish, modify or increase in any material respect the benefits under, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan; (ii) enter into any employment, consulting or severance agreement outside of the Ordinary Course of Business where the dollar amount payable under any such agreement exceeds $25,000 per annum or $50,000 over its term; (iii) otherwise increase, in any material respect, the compensation payable to any directors, or officers, or employees of the Company; or (iii) establish, adopt or enter into any collective bargaining agreement; provided that, with respect to clauses (i) and (iii) hereof, any such increase in compensation or benefits is (A) pursuant to an existing agreement or plan, is in amount or value of benefits consistent with the past practices of the Company and does not exceed $50,000 per annum, or (B) required by applicable Law;

          (m) other than in the Ordinary Course of Business, (i) sell, exchange, license or otherwise dispose of any of its real properties or other material assets, (ii) enter into any new joint ventures or similar projects or (iii) mortgage any of its real property or grant any security interest in any of its other assets except for Permitted Encumbrances;

          (n) (i) incur any additional indebtedness for borrowed money or in connection with capital leases or sale-leaseback transactions, in each case other than as permitted by the DIP Loan Facility, the Old Credit Agreement or the Cash Collateral Order, (ii) other than in the Ordinary Course of Business, incur any indemnification obligations or other material liabilities, except as permitted by the DIP Loan Facility, the Old Credit Agreement or the Cash Collateral Order or as contemplated by the Plan, (iii) other than in the Ordinary Course of Business, make any loans, advances, restricted payments or capital contributions to, or investments in, any Person (excluding any subsidiary), except as permitted by the DIP Loan Facility, the Old Credit Agreement or the Cash Collateral Order or as contemplated by the Plan; (iv) other than in the Ordinary Course of Business, pay any pre-Petition Date liabilities, claims, obligations, costs or expenses except as may be permitted to be paid by a Bankruptcy Court order entered (or pursuant to a motion made, so long as the amount provided for in any pending motion is not materially in excess of the amounts reflected in the Business Plan), (v) pay any post-Petition Date liabilities, claims, obligations, costs or expenses, other than those incurred in the Ordinary Course of Business or permitted to be paid by any covenant contained herein or pursuant to a Bankruptcy Court order, in each case so long as such amounts are not materially in excess of the amounts reflected in the Business Plan, or (v) amend or otherwise modify any agreements or instruments governing the Debtors' financing arrangements in any material respect other than as contemplated by the Plan;

          (o) enter into any new agreement or amend any existing agreement containing a non-competition, geographical restriction or similar covenant, in each case in a manner materially adverse to the Investors or Reorganized Bally;

          (p) fail to maintain in full force and effect insurance policies covering the Company and/or any of its subsidiaries and their respective properties, assets and businesses in a form and amount consistent with the current insurance program applicable to the Company and/or any of its subsidiaries (except in the Ordinary Course of Business to the extent any such policies expire in accordance with their terms and they are replaced with policies consistent with good practice for independent health club companies, subject to insurance market conditions);

(q) enter into any new consulting, retention or executive employment agreements or arrangements that individually exceed $35,000 per month, or terminate or replace any member of the Company's senior management; or

          (r) agree to take any of the foregoing actions.

          Section 6.2 No Solicitation of Alternative Proposals.

          (a) Commencing on the date hereof, the Company shall (and shall cause its subsidiaries, Affiliates, Representatives, and subsidiaries' and Affiliates' Representatives to) (i) immediately cease and terminate all existing discussions or negotiations, if any, with any Persons conducted prior to the date of this Agreement with respect to or that could reasonably be expected to lead to an Alternative Transaction (as hereinafter defined), (ii) use its commercially reasonable to obtain the destruction of, in accordance with the terms of any applicable confidentiality agreement, any nonpublic information previously furnished by the Company, its subsidiaries or Affiliates, or any of their respective Representatives to any third-party (other than the Excluded Parties) in connection with any Alternative Proposal or any discussions, correspondence or negotiations relating to a potential Alternative Proposal, and prevent any such third-party (including all Excluded Parties other than Tennenbaum) from accessing any online data rooms containing nonpublic information regarding the Company, and (iii) comply with this Section 6.2.

          (b) During the period commencing on the date of this Agreement and continuing until the earlier of (x) the Closing Date and (y) the termination of this Agreement in accordance with Section 8.1 (the "No-Shop Period"), the Company shall not (and shall cause its subsidiaries, Affiliates, Representatives, and subsidiaries' and Affiliates' Representatives not to) directly or indirectly (i) solicit, initiate, encourage or take any other action designed to solicit an Alternative Transaction, (ii) participate in any written correspondence, discussions or negotiations regarding any Alternative Transaction, (iii) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Alternative Transaction or (iv) furnish any nonpublic information to any third parties.

          (c) Notwithstanding anything to the contrary that may be set forth in
Section 6.2(b), if, during the No-Shop Period, the Board of Directors determines in good faith that it is required to authorize such actions to comply with its fiduciary duties under any applicable Law, including the Bankruptcy Code, the Company or any of its Representatives may take any of the actions referred to in clauses (ii) and (iv) of Section 6.2(b) with respect to any Person that during the No-Shop Period delivered a written, unsolicited bona fide Alternative Proposal so long as (A) the Company and its Representatives are not in violation of this Section 6.2, and (B) the Board of Directors has concluded that such Alternative Proposal is a Superior Proposal. In addition, at any time during the No-Shop Period, so long as the Company and its Representatives are not in violation of this Section 6.2, the Company, its subsidiaries or any of their respective Representatives will be permitted to execute an agreement providing for a Superior Proposal or recommend any such Superior Proposal to the creditors or interest holders of the Company only if (i) the Company shall have delivered such Superior Proposal to the Investors pursuant to Section 6.2(d); (ii) the Investors do not, within five (5) Business Days of receipt of such Superior Proposal, make an offer to revise the transactions contemplated by this Agreement and the Plan, such that in the good faith opinion of the Board of Directors (in consultation with its financial advisors and legal counsel) such revised transaction provides an equal or higher transaction value or is otherwise more favorable to the Company and its creditors and interest holders than the Superior Proposal; (iii) the Company pays the fees and expenses of the Investors as provided in Section 8.2 including, without limitation, the Break-Up Fee.

          (d) From the date hereof until the earlier of (x) the Closing Date and
(y) the termination of this Agreement in accordance with Section 8.1, the Company shall promptly (and in no event later than two (2) days) deliver to the Investors all written communications delivered to or received by the Company or its Representatives making or materially modifying any Alternative Proposal, including without limitation copies of all expressions of interest, term sheets, letters of intent, offers, proposed agreements or otherwise, and shall regularly update (not less than once every week) the Investors concerning such matters. No Person who has made an Alternative Proposal shall be provided non-public information by the Company unless such Person has executed a customary confidentiality agreement; provided that such confidentiality agreement shall
(a) be on no more favorable terms to the third-party than the terms of any confidentiality agreement then in effect between the Company and any of the Investors, and (b) not prohibit the Company from delivering any notice required by this Section 6.2(d). In addition, the Company and its Representatives shall provide the Investors two (2) days prior written notice before initially delivering any non-public information in connection with an Alternative Proposal or the granting of access by the Company or its Representatives to the properties, books or records of the Company to any Person that informs the Company or its Representatives that it is considering making, or has made an Alternative Proposal. The Company agrees that it shall not, and shall cause the Company's subsidiaries not to, enter into any confidentiality agreement or other agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing such information to the Investors. The Company agrees that neither it nor any of its subsidiaries shall terminate, waive, amend or modify any provision or any existing standstill or confidentiality agreement to which it or any of its subsidiaries is a party and that it and its subsidiaries shall enforce the provisions of any such agreement, except to the extent that the Board of Directors determines (after consultation with its financial advisors and legal counsel) that acting in such manner would be inconsistent with its fiduciary duties under applicable Law.

          (e) As used in this Agreement, "Alternative Transaction" shall mean any actual or proposed transaction or offer for a transaction involving any or all of (i) a plan of reorganization or other financial and/or corporate restructuring of any or all of the Debtors, other than the Plan, (ii) the issuance, sale, transfer, exchange or other disposition of any equity or debt interests, or any material assets of the Debtors, (iii) a merger, consolidation, business combination, liquidation, recapitalization or refinancing, (iv) any similar transaction involving any or all of the Debtors, or (v) any transaction through which the Debtors exit bankruptcy. "Alternative Proposal" shall mean an Alternative Transaction.

          (f) As used in this Agreement, "Superior Transaction" shall mean an Alternative Transaction with respect to which the Board of Directors (after consultation with its financial advisors and legal counsel) has determined in its good faith opinion, in comparison with the transactions contemplated by this Agreement and the Plan: (i) each and every creditor group and interest holder will be treated better under such Alternative Transaction; (ii) the transactions contemplated by the Alternative Transaction have at least the same certainty and timing of closing as the transactions contemplated by this Agreement and the Plan; (iii) the transactions contemplated by the Alternative Transaction are fully financed or have an unconditional commitment for full financing; (iv) the Alternative Transaction provides a higher total transaction value after taking into account the payment of the Break-Up Fee and Expenses; (v) the Alternative Transaction does not contemplate the incurrence by the Company or its subsidiaries of more debt; (vi) the aggregate purchase price for the equity of Reorganized Bally is at least $250 million in cash. "Superior Proposal" shall mean a proposal relating to a Superior Transaction.

          Section 6.3 Cooperation; Access to Information.

          (a) From the date hereof through the earlier of termination hereof and the Closing Date, the Company shall, and shall cause each of its subsidiaries and, to the extent any other Person is controlled directly or indirectly by the Company, each such other Person to, give each Investor and its agents, attorneys, accountants, and representatives, reasonable, non-exclusive access, during normal business hours upon reasonable notice, to the books, contracts, records and other documents, and personnel of the Company, its subsidiaries and such other Persons; provided, however, that none of the foregoing shall unreasonably interfere with the conduct of business of the Debtors, their subsidiaries, or such other Persons.

          (b) The Company and each Investor agrees to cooperate fully in facilitating the access provided for under this Agreement in accordance with mutually acceptable procedures, which procedures shall require, among other things, that all requests for such access: (i) be made to the Chief Financial Officer of the Company or such other person as the Company may designate in writing to the Investors, and (ii) specify the representatives of each Investor to whom such access is to be provided and the scope and nature of the access requested. Further, the Company shall be permitted to have any of its representatives present during any requested meetings or discussions.

          (c) The preceding subsections of this Section 6.3 shall not require the disclosure of any information if, in the Company's reasonable determination (after consultation with counsel), such information is reasonably believed to be
(i) subject to an attorney-client or work product privileges and disclosure would result in the loss of such privileges or (ii) subject to a binding confidentiality agreement entered into as of the date hereof and disclosure would cause a breach of such confidentiality agreement. The Company will use its commercially reasonable efforts, including commercially reasonable efforts to obtain appropriate consents or waivers under any confidentiality agreement, to disclose all such information requested by each Investor and to provide a privilege log for any information not so provided. In the case that attorney-client or work product privileges apply, the parties shall use their commercially reasonable efforts to make appropriate substitute disclosure arrangements.

          (d) Any information acquired by the Investors pursuant to the preceding subsections of this Section 6.3 shall not diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement.

          Section 6.4 HSR Act. No later than ten (10) Business Days after the date of the execution hereof, at the Company's expense, the Investors and the Company will each make any filings required under the HSR Act in connection with the transactions contemplated hereby. Each party hereto will cooperate with the other party hereto in accomplishing such filings and will keep the other party apprised of the status of any inquires made by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Unless otherwise agreed by the Investors, the Closing of the transactions contemplated hereby is expressly conditioned upon the waiting period relating to any such filings having duly expired or been duly terminated by the appropriate Governmental Entities without the commencement of any action by any such Governmental Entities to restrain or postpone the transactions contemplated hereby. Each of the parties hereto shall use its commercially reasonable to cause the waiting period under the HSR Act to expire or be terminated, and to otherwise obtain all regulatory approvals in connection with any other antitrust approvals, as promptly as possible after the execution of this Agreement.

          Section 6.5 Further Actions; Reasonable Efforts. Without waiving any right to terminate this Agreement under Section 8.1, upon the terms and subject to the conditions hereof, the Company and each of the Investors, as the case may be, agree to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with other parties-in-interest in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by hereby, including without limitation (w) obtaining all Governmental Requirements, (x) obtaining all Required Consents, (y) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity or any restraint vacated or reversed, and (z) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents. In addition, the Company shall (i) as promptly as practicable, but in all events no later thirty (30) days the date hereof, seek approval of the Bankruptcy Court of the Commitment Fee provisions of Section 2.5 hereof and the Break-Up Fee and Expenses provisions of Section 8.2 hereof, (ii) provide indefeasible payment to the Investors of all Expenses incurred by the Investors in accordance with
Section 8.2(b) hereof, (iii) as promptly as practical, make appropriate amendments or modifications to the Plan and related Disclosure Statement to the extent necessary to reflect the transactions contemplated hereby, which amendments and modifications shall be in form and substance reasonably acceptable to the Investors, (iv) as promptly as practicable, seek to obtain entry of the Disclosure Statement and (v) as promptly as practicable seek to obtain approval of the Confirmation Order with respect to the Plan by [?], 2007, which Confirmation Order shall provide, among other things, that the issue and sale of the New Common Shares pursuant to this Agreement shall at the time of their issuance be duly authorized and validly issued and outstanding, fully paid and non-assessable, exempt from registration and free and clear of any Encumbrances of any kind.

          Section 6.6 Use of Proceeds. The proceeds received by Reorganized Bally in respect of the Investment shall be used by the Reorganized Debtors in accordance with the Plan and for general corporate purposes.

          Section 6.7 Notification of Certain Matters. From the date hereof through the earlier of termination and the Closing Date, each party hereto shall give prompt notice to the other party hereto of the occurrence, or failure to occur, of any event that has caused any of such party's representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect or of any failure to comply with or satisfy any covenant, condition or agreement in any material respect to be complied with or satisfied by it hereunder; provided, however, that no such notification shall be deemed for any purpose under this Agreement to permit such party to alter or amend such party's representations and warranties contained herein.

          Section 6.8 Compliance with Other Agreements. The Company shall comply with its obligations under the Restructuring Support Agreements.

          Section 6.9 Information.

          (a) Between the date hereof and the earlier of the termination and the Closing Date, the Investors shall comply with reasonable requests from the Company for information concerning the Investors to the extent necessary in preparation of the Plan or the Disclosure Statement.

          (b) The Company shall promptly provide the Investors with copies of proposed final drafts (which shall be full, complete and accurate) of all documents, motions, orders, filings or pleadings that the Company proposes to file with the Bankruptcy Court which relate to the approval of the Disclosure Statement, the confirmation of the Plan or any provision therein or the consummation of the transactions contemplated hereby or thereby and will provide the Investors with reasonable opportunity to review such filings before made.

          Section 6.10 Assumption of Agreement. On the Petition Date, the Company shall file a motion pursuant to sections 363 and 365 of the Bankruptcy Code seeking approval of the Company's assumption of this Agreement, including the Break-Up Fee and Expenses provisions of Section 8.2. The Company shall obtain Court approval of such assumption no later than thirty (30) days after the Petition Date.

                                  ARTICLE VII
                                   CONDITIONS

          Section 7.1 Conditions to the Obligations of the Investors. The obligation of the Investors to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions; provided, however, that the Investors may, in their sole and absolute discretion, waive any or all of the following conditions:

          (a) Restructuring Support Agreements. Each of the Restructuring Support Agreements shall not have terminated, and no material default under either such agreement by the Company or any of Plan Support Parties shall have occurred, unless waived by the Investors or cured within the time period specified in, and otherwise in accordance with, the applicable Restructuring Support Agreement;

          (b) Consents and Approvals. All Required Consents and material Governmental Requirements shall have been obtained or deemed obtained by operation of the Plan, the Confirmation Order and/or the Assumption Orders and shall be in full force and effect;

          (c) Final Orders Approving the Plan. The Confirmation Order and any Assumption Orders, each in form and substance reasonably satisfactory to the Investors, approving the Plan and the assumption of the Assumed Contracts shall have been entered by the Bankruptcy Court and shall have become final orders;

          (d) Plan Effectiveness. All conditions precedent to the effectiveness of the Plan (other than those relating to the Closing hereunder) shall have been fully satisfied or waived by the Investors in its discretion and the Plan shall not have been amended or modified in any material respect without the consent of the Investors;

          (e) Material Adverse Effect. No Material Adverse Effect shall have occurred and be continuing since the date of this Agreement;

          (f) Assumption of Agreement. The Debtors shall have assumed this Agreement pursuant to Section 363 and Section 365 of the Bankruptcy Code;

          (g) Other Conditions. (i) The Debtors shall have performed in all material respects their obligations hereunder (or cured any default thereof within the period specified herein or as extended by waiver or consent) required to be performed by them at or prior to the Closing, and (ii) the representations and warranties of the Debtors contained in this Agreement shall be true and correct in all material respects, in each case, at and as of the Closing Date (except, if made as of a specified date, then only as of such date);

          (h) No Injunction. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction (each, a "Restraint") preventing consummation of any of the transactions contemplated hereby shall be in effect; and

          (i) Financing. The New Credit Agreement shall be in full force and effect and there shall exist no material breach of or default under the New Credit Agreement by any party thereto that has not been waived or consented to by the requisite lenders or the Company (as applicable) thereunder, provided that the Investors are provided with evidence reasonably satisfactory to them of such waiver or consent.

          Section 7.2 Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

          (a) Restructuring Support Agreements. Neither of the Restructuring Support Agreements shall have terminated;

          (b) Consents and Approvals. All Required Consents and material Governmental Requirements shall have been obtained or deemed obtained by operation of the Plan, the Confirmation Order and/or the Assumption Orders and shall be in full force and effect;

          (c) Plan Effectiveness. All conditions to the occurrence of the Effective Date shall have occurred;

          (d) Other Conditions. (i) Each Investor shall have performed in all material respects its obligations hereunder (or cured any default thereof within the period specified herein or as extended by waiver or consent) required to be performed by it at or prior to the Payment Date, and (ii) the representations and warranties of each Investor contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date (except, if made as of a specified date, then only as of such date); and

          (e) No Injunction. No Restraint preventing consummation of any of the transactions contemplated hereby shall be in effect.

                                  ARTICLE VIII
                  TERMINATION; BREAK-UP FEE; FEES AND EXPENSES

          Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date notwithstanding the fact that any requisite authorization and approval of the transactions contemplated hereby shall have been received and, other than as provided in Section 8.2, no party hereto shall have any liability to any other party hereto as a result of its invoking its rights to terminate this Agreement pursuant to this Section 8.1 (provided that any such termination shall not relieve any party from liability for a breach of any provision hereof prior to such termination):

          (a) by the mutual written consent of the Investors and the Company;

          (b) by the Investors:

               (i) if the Debtors fail to commence the Chapter 11 Cases by 11:59 p.m. prevailing Eastern Time on (x) [?], 2007[, or (y) if the Chapter 11 Cases are filed as prepackaged bankruptcy cases, [?], 2007, in the event a prepackaged solicitation is commenced by [?], 2007];

               (ii) if the Board of Directors withdraws or changes its recommendation of this Agreement in a manner materially adverse to the Investors or recommends an Alternative Proposal;

               (iii) if the Company or any of its Representatives (A) executes and delivers a written agreement, letter of intent or agreement in principle (whether or not binding) providing for any Alternative Transaction or publicly announces its intention to enter into an Alternative Transaction, or (B) takes any action in the Bankruptcy Court for the purposes of obtaining approval of any Alternative Proposal;

               (iv) if (A) the Debtors unilaterally withdraw the Plan, move to voluntarily dismiss any of the Chapter 11 Cases, move for conversion of any of the Chapter 11 Cases to Chapter 7 of the Bankruptcy Code, or move for appointment of an examiner with expanded powers pursuant to Section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases (except as permitted under the Restructuring Support Agreements), (B) any of the Chapter 11 Cases shall have been dismissed or converted to a case under Chapter 7 of the Bankruptcy Code,
(C) an interim or permanent trustee shall be appointed in any of the Chapter 11 Cases, or a responsible officer or an examiner with powers beyond the duty to investigate and report (as set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code) shall be appointed in any of the Chapter 11 Cases, or (D) the Debtors' exclusive right to file a Chapter 11 Plan pursuant to Section 1121 of the Bankruptcy Code shall have terminated;

               (v) if the Effective Date of the Plan has not occurred by 11:59 p.m. prevailing Eastern Time on [o], 2007 (the "Outside Date") or, in the event that votes on the Plan are not solicited prior to the filing of the Chapter 11 Cases, if the Disclosure Statement relating to the Plan has not been approved by the Bankruptcy Court by 11:59 p.m. prevailing Eastern Time on [o], 2007;

               (vi) if the Company shall be (A) in breach of any representation or warranty made by it hereunder that is qualified by materiality (taking into account such materiality), (B) in material breach of any of any representation or warranty made by it hereunder that is not qualified by materiality, or (C) in breach of any of its obligations hereunder, and such breach cannot be or has not been cured or waived by the Investors on or before the earlier of (x) the fifth
(5th) Business Day after the giving of written notice to the Company or (y) the Outside Date;

               (vii) if there shall be any Law that makes consummation of the transactions contemplated by this Agreement or the other Transaction Documents illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated hereby or by the other Transaction Documents and such order, decree, ruling or other action shall have become final and non-appealable;

               (viii) if any of the Debtors breaches either of the Restructuring Support Agreements in any material respect and such breach is not cured on or before the fifth (5th) Business Day after delivery of notice of such breach or, if the Chapter 11 Cases are then pending, on or before the fifth (5th) Business Day after the filing of a motion for relieve from the automatic stay to permit the delivery of such notice (in which case this Agreement shall automatically terminate on the fifth (5th) Business Day after the filing of such motion unless such breach has been cured by such time);

               (ix) if the provisions governing the Investors' right to receive the Break-Up Fee or the Expenses as set forth in Section 8.2 hereof have not been approved by the Bankruptcy Court by the date that is thirty (30) days after the Petition Date;

               (x) if, on or after the date hereof, there occurs or is continuing a change, event or occurrence which, individually or in the aggregate, has or would reasonably expected to have a Material Adverse Effect and such Material Adverse Effect cannot be cured by the Outside Date; or

               (xi) if the terms of either the proposed New Credit Agreement or the proposed DIP Loan Facility (A) are less favorable to the Company, the Debtors or the Reorganized Debtors (as the case may be) than those contained in the New Credit Agreement Term Sheet (as such term is defined in the Plan) or those set forth in Exhibit D hereto, or (B) are otherwise unacceptable to the Investors.

          (c) by the Company:

               (i) if any Investor shall be in material breach of its representations, warranties and obligations hereunder, and such breach cannot be or has not been cured or waived by the Company on or before the (x) the fifth
(5th) Business Day after the giving of written notice to the Company or (y) the Outside Date; or

               (ii) (A) the Board of Directors determines in good faith that termination of this Agreement is necessary in order for the Company to accept any Alternative Proposal, or (B) the Bankruptcy Court on its own accord and not at the request of (or by the acquiescence of) the Company has ordered the Company to terminate this Agreement in order to accept any Alternative Proposal; provided that the Company shall have the right to terminate this Agreement pursuant to clause (A) above only if it has complied in all material respects with the provisions of Section 6.2;

Section 8.2 Break-Up Fee; Fees and Expenses.

          (a) If (X) the Company terminates this Agreement pursuant to Section 8.1(c)(ii), (Y) the Company consummates an Alternative Transaction within eighteen (18) months following the termination of this Agreement, other than any termination pursuant to Sections 8.1(a), 8.1(c)(i) or 8.2(b)(xi), or (Z) if the Investors terminate this Agreement pursuant to Sections 8.1(b)(i)-(vi) and Sections 8.1(b)(viii)-(x); then, in any such case, the Company shall pay to the Investors a fee, in cash, equal to $10 million (the "Break-Up Fee"). Any payment required to be made pursuant to this Section 8.2(a) shall be made to the Investors, in accordance with the percentage set forth in the Investor Share Notice, by wire transfer of immediately available same day funds to an account designated by each Investor, within five (5) Business Days after the event giving rise to the right of payment.


          (b) In addition to any other rights or remedies available to the Investors, the Company agrees to reimburse or pay, as the case may be, all out-of-pocket costs, fees and expenses reasonably incurred by each Investor or its Affiliates, including fees, costs and expenses of any professionals (including financial advisors, outside legal counsel, accountants, experts and consultants) retained by any of the Investors or their respective Affiliates in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement, the transactions contemplated hereby and the Chapter 11 Cases and other judicial and regulatory proceedings related to such transactions and the Chapter 11 Cases (collectively, the "Expenses") to the extent incurred from and after May 1, 2007 through the Effective Date (and reasonable post-Closing costs and expenses related to the Closing) or the earlier termination of this Agreement so long as it is not terminated by the Company pursuant to Section 8.1(c)(i) hereof. The Company shall provide indefeasible payment to the Investors of all Expenses on or before the earlier of (x) the Closing Date and (y) the termination of this Agreement in accordance with Section 8.1.

          (c) The provisions of this Section 8.2 shall survive termination of this Agreement. The provision for the payment of the Break-Up Fee and the Expenses set forth in this Section 8.2 and the Commitment Fee set forth in
Section 2.5 is an integral part of the transactions contemplated by this Agreement and without this provision the Investors would not have entered into this Agreement and such Break-Up Fee, Expenses and Commitment Fee shall constitute an allowed administrative expense of the Company under Section 503(b)(1) and 507(a)(1) of the Bankruptcy Code.

                                   ARTICLE IX
                                 INDEMNIFICATION

          Section 9.1 Indemnification. Whether or not the this Agreement is terminated or the transactions contemplated by this Agreement or the Plan are consummated, the Company (in such capacity, the "Indemnifying Party") shall indemnify and hold harmless each Investor, their respective Affiliates and their respective officers, directors, employees, agents and controlling persons (each, an "Indemnified Person") from and against any and all losses, claims, damages, liabilities and reasonable expenses ("Losses"), joint or several, to which any such Indemnified Person may become subject arising out of or in connection with any Action instituted by a third party with respect to this Agreement or the other Transaction Documents, or the transactions contemplated by any of the foregoing and shall reimburse such Indemnified Persons for any reasonable legal or other reasonable out-of-pocket expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing; provided that the foregoing indemnification will not apply to Losses (i) arising out of or in connection with the failure of any Indemnified Person to comply with the covenants and agreements contained in this Agreement or the Restructuring Support Agreements; or (ii) to the extent that they resulted from (a) any breach by such Indemnified Person of this Agreement or the Restructuring Support Agreements, or (b) gross negligence, bad faith or willful misconduct on the part of such Indemnified Person. The indemnity, reimbursement and contribution obligations of the Indemnifying Party under this Article IX shall be in addition to any liability that the Indemnifying Party may otherwise have to an Indemnified Person and shall bind and inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnifying Party and any Indemnified Person.

          Section 9.2 Notice; Assumed Defense. Promptly after receipt by an Indemnified Person of notice of the commencement of any Actions with respect to which the Indemnified Person may be entitled to indemnification hereunder, such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided that (i) the omission so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (ii) the omission so to notify the Indemnifying Party will not relieve it from any liability that it may have to an Indemnified Person otherwise than on account of this Article IX. In case any such Actions are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person; provided that if the defendants in any such Actions include both such Indemnified Person and the Indemnifying Party and such Indemnified Person shall have concluded that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Actions on behalf of such Indemnified Person. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election so to assume the defense of such Actions and approval by such Indemnified Person of counsel, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel in any jurisdiction, approved by the Investors, representing the Indemnified Persons who are parties to such Actions), (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of the Actions or (iii) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.

          Section 9.3 Settlements. The Indemnifying Party shall not be liable for any settlement of any Actions effected without its written consent (which consent shall not be unreasonably withheld). If any settlement of any Action is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Actions, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment in accordance with, and subject to the limitations of, the provisions of this Article IX. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Actions in respect of which indemnity has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Actions and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

          Section 9.4 Limitation on Liability. If the Company terminates this Agreement pursuant to Section 8.1(c)(i) hereof, the Investors shall not be liable to the Debtors for any punitive or consequential damages as a result thereof, provided, that in no event shall the Investors be liable for damages hereunder in excess of $50 million.

                                   ARTICLE X
                              SUBSIDIARY GUARANTEE

          Section 10.1 Guarantee. Each of the Subsidiary Guarantors hereby unconditionally guarantees the prompt and complete payment of all amounts payable by the Company hereunder and the prompt and complete performance of all other obligations, contingent or otherwise, of the Company hereunder. Notwithstanding anything to the contrary contained herein, the obligations of each Subsidiary Guarantor pursuant to this Section 10.1 shall survive the Closing or earlier termination of this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

          Section 11.1 Certain Matters.

          (a) If, at the time of their execution of this Agreement, the Investors had actual knowledge of any breach by the Company of any representation or warranty contained herein, (i) the Investors shall not have the right to terminate this Agreement pursuant to Section 8.1 based on such breach, and (ii) the Investors shall have no claim against the Company for such breach.

          (b) If, at the time of their execution of this Agreement, the Debtors had actual knowledge of any breach by the Investors of any representation or warranty contained herein, (i) the Debtors shall not have the right to terminate this Agreement pursuant to Section 8.1 based on such breach, and (ii) the Debtors shall have no claim against the Investors for such breach.

          Section 11.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal and substantive Laws of the State of New York.

          Section 11.3 Jurisdiction; Forum; Service of Process; Waiver of Jury Trial. With respect to any Action arising out of or relating to this Agreement, the Company and the Investors hereby irrevocably:

          (a) submit to (i) the exclusive jurisdiction of the Bankruptcy Court for so long as the Chapter 11 Cases are open or (ii) the jurisdiction of any New York State court or any Federal court of the United States sitting in New York for so long as the Chapter 11 Cases are not open, for any Action arising out of or relating to this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby (and the Company agrees not to commence any Action relating hereto or thereto except in such Court) and waives any objection to venue being laid in the Bankruptcy Court whether based on the grounds of forum non conveniens or otherwise;

          (b) consent to service of process in any Action by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company or each Investor at their respective addresses referred to in Section 11.6 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and

          (c) waive, to the fullest extent permitted by law, any right it may have to a trial by jury in any Action directly, or indirectly arising out of, under or in connection with this Agreement or the other Transaction Documents.

          Section 11.4 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law of the parties hereto. No assignment of this Agreement (other than assignments by any Investor to any of its Affiliates) may be made by any party at any time, whether or not by operation of law, without the other parties' prior written consent. Only the parties to this Agreement or their successors shall have rights under this Agreement.

          Section 11.5 Entire Agreement; Amendment. This Agreement (including the Exhibits, Schedules and Annexes attached hereto), the other Transaction Documents and the Plan constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and supersedes all prior agreements relating to the subject matter hereof. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and by the Investors. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. For periods prior to the Effective Date, the parties agree that to the extent any provision of the Plan relating to the Investors conflicts with any provision of this Agreement, the provisions of this Agreement shall control. After the Effective Date, in the event that any terms of this Agreement conflict with any terms of the Plan, the terms of the Plan shall control.

          Section 11.6 Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient and effective if contained in a written instrument (i) delivered in person, when such delivery is made at the address specified at the address specified in this
Section 11.5, (ii) sent by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 11.6 and appropriate confirmation is received, (iii) nationally recognized overnight courier, the next day or (iv) first class registered or certified mail, return receipt requested, postage prepaid, 5 days after deposit, in each case, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

               (i) If to the Company or to any subsidiary that is a Debtor:

                        Bally Total Fitness Holding Corporation
                        8700 West Bryn Mawr Avenue
                        Chicago, IL 60631
                        Fax:    (773) 399-0126
                        Attn:   Marc D. Bassewitz

                        With a copy to:

                        Latham & Watkins LLP
                        Sears Tower, Suite 5800
                        233 South Wacker Drive
                        Chicago, IL 60606
                        Fax:    (312) 993-9767
                        Attn:   David S. Heller, Esq.
                        Mark D. Gerstein, Esq.

               (ii) If to either Investor:

                        Harbinger Capital Partners Master Fund I, Ltd. or Harbinger Capital Partners Special Situations Fund, L.P. c/o Harbinger Capital Partners
                        555 Madison Avenue
                        16th Floor
                        New York, New York 10022
                        Fax:    (212) 508-3721
                        Attn:   Howard Kagan

                        With a copy to:

                        Kramer Levin Naftalis & Frankel LLP
                        1177 Avenue of the Americas
                        New York, New York 10036
                        Fax:  212-715-8000
                        Attn:  Shari K. Krouner, Esq.

                        And:

                        Kasowitz, Benson, Torres & Friedman LLP
                        1633 Broadway
                        New York, New York  10019
                        Fax:    (212) 506-1800
                        Attn:   Andrew K. Glenn, Esq.

          Section 11.7 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to the Company or the Investors upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of the Company or the Investors nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Company or the Investors of any breach or default under this Agreement, or any waiver on the part of any such party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to the Company or the Investors shall be cumulative and not alternative.

          Section 11.8 Several Obligations of Investors. The parties agree that all obligations of the Investors hereunder shall be several and not joint.

          Section 11.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by only one of the parties hereto, each of which shall be enforceable against the party actually executing such counterpart, and all of which together shall constitute one instrument. Any signature delivered by facsimile or electronic mail shall have the same effect as an original hereto.

          Section 11.10 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provisions; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

          Section 11.11 Construction. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections, clauses and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections, clauses and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement," "herein," "hereby," "hereunder" and "hereof" and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection" and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "including" (in its various forms) means "including, without limitation." Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.

          Section 11.12 Headings. The table of contents and headings used in this Agreement are used for convenience only, do not constitute a part of this Agreement and are not to be considered in construing or interpreting this Agreement.

          Section 11.13 Public Announcement. The Company and the Investors shall, to the extent reasonably practicable, consult with the other regarding the content of any press releases, public announcements or filings with Governmental Entities concerning the transactions contemplated by the Transaction Documents.



                           [SIGNATURE PAGES TO FOLLOW]

          IN WITNESS WHEREOF, each of the undersigned has caused the foregoing Agreement to be executed as of the date first above written.


                                 BALLY TOTAL FITNESS HOLDING CORPORATION


                                 By: ____________________________
                                 Name:
                                 Title:



                                 The Subsidiary Guarantor Listed in
                                 Exhibit C Hereto

                                 By: ____________________________
                                 Name:
                                 Title:

                                 HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

                                 By:   Harbinger Capital Partners Offshore
                                       Manager, L.L.C., as investment manager


                                 By:    ____________________________
                                 Name:  Joel B. Piassick
                                 Title: Executive Vice President




                                 HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

                                 By:   Harbinger Capital Partners Special
                                       Situations GP, LLC, as general partner


                                 By:    ____________________________
                                 Name:  William R. Lucas, Jr.
                                 Title: Senior Vice-President and General
                                        Counsel





         [Signature page to Investment and Backstop Purchase Agreement]

                                    EXHIBIT A

                         AMENDED PLAN OF REORGANIZATION

                                    EXHIBIT B

                          FORM OF INVESTOR SHARE NOTICE


                                Number of         Percentage of    Total Dollar
Name and Address               New Investor      Outstanding New    Amount of
of Investor                   Shares Acquired     Common Shares     Investment
-----------                   ---------------     -------------     ----------

Harbinger Capital Partners
Master Fund I, Ltd.


Harbinger Capital Partners
Special Situations Fund,
L.P.


     Total

                                    EXHIBIT C

                              SUBSIDIARY GUARANTORS


Bally ARA Corporation
Bally Fitness Franchising, Inc.
Bally Franchise RSC, Inc.
Bally Franchising Holdings, Inc.
Bally Real Estate I LLC
Bally REFS West Hartford, LLC
Bally Sports Clubs, Inc.
Bally Total Fitness Corporation
Bally Total Fitness Franchising, Inc.
Bally Total Fitness Holding Corporation
Bally Total Fitness International, Inc.
Bally Total Fitness of California, Inc.
Bally Total Fitness of Colorado, Inc.
Bally Total Fitness of Connecticut Coast, Inc.
Bally Total Fitness of Connecticut Valley, Inc.
Bally Total Fitness of Greater New York, Inc.
Bally Total Fitness of Minnesota, Inc.
Bally Total Fitness of Missouri, Inc.
Bally Total Fitness of Philadelphia, Inc.
Bally Total Fitness of Rhode Island, Inc.
Bally Total Fitness of the Mid-Atlantic, Inc.
Bally Total Fitness of the Midwest, Inc.
Bally Total Fitness of the Southeast, Inc.
Bally Total Fitness of Toledo, Inc.
Bally Total Fitness of Upstate New York, Inc.
BTF Cincinnati Corporation
BTF Europe Corporation
BTF Indianapolis Corporation
BTF Minneapolis Corporation
BTF/CFI, Inc.
BTFCC, Inc.
BTFF Corporation
Greater Philly No. 1 Holding Company
Greater Philly No. 2 Holding Company
Health & Tennis Corporation of New York
Holiday Health Clubs of the East Coast, Inc.
Holiday/Southeast Holding Corp.
Jack LaLanne Holding Corp.
New Fitness Holding Co., Inc.
Nycon Holding Co., Inc.
Rhode Island Holding Company
Tidelands Holiday Health Clubs, Inc.
U.S. Health, Inc.

                                    EXHIBIT D

                             CERTAIN FINANCING TERMS
















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